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                                                                   EXHIBIT 23.02

INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-43864 of Elantec Semiconductor, Inc. on Form S-3 of our report dated November 1, 1999 (April 21, 2000 as to the fourth paragraph of Note 1), included in the Annual Report on Form 10-K of Elantec Semiconductor, Inc. for the year ended September 30, 1999, and to the use of our report dated November 1, 1999 (April 21, 2000 as to the fourth paragraph of Note 1), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
San Jose, California
August 22, 2000